
M
Launching Now
BANKSY
9:41
Available Now
Banksy
Happy Choppers (2006)
49 × 71 in
INITIAL OFFERING SIZE
$2,109,000
SIMILAR SALES GROWTH ('07-'23)
▲ 24.5%
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About This Offering

Rare Example, Famous Collectors

Happy Choppers (2006) is a rare, fully-painted version of Banksy's pink-bow helicopters. One of three with slight variations in clouds and helicopters. Another variation was previously owned by Robin Williams.

$2,109,000
Initial Offering Size

24.5%
Similar Sales Growth ('07-'23)



Why We Like This Offering

A Record-Setting Style

Though each painting is unique, similar works account for 3 of Banksy's top 15 auction records, and have sold for as high as $6.7M.

Check out his annual price growth below.



#10 Auction Record
$6.69M (2021)



#12 Auction Record
$6.32M (2021)



#14 Auction Record
$5.85 (2022)



Our Offering
$2.10M

The three most recent similar sales have sold at auction for $2.1M ('22), $2.1M ('23), $2.1M ('23).

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Taking A Closer Look

Happy Choppers (2006)







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Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.

Celebrities referenced are not investors in Masterworks Offerings. Their affiliation with artists is not an endorsement of Masterworks.

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